[***] Text Omitted and Filed Separately with the Securities Exchange Commission Confidential Treatment Request Under 17 C.F.R Section 240.24b-2

MASTER SUPPLY AGREEMENT

This Master Supply Agreement (this “Agreement”), dated as of February 14, 2022 (the “Effective Date”), is by and between SunPower Corporation, a corporation organized and existing under the laws of the State of Delaware, USA (“Customer”), and Maxeon Solar Technologies, Ltd., a corporation organized and existing under the laws of Singapore ( “Supplier”). Customer and Supplier may also be referred to individually as a “Party” or together as the “Parties.”

BACKGROUND

A.Customer, directly and indirectly, designs, markets, and sells products for use by the solar industry in the Territory and provides services to solar industry customers within the Territory.

B.Supplier, directly and indirectly, designs, manufactures, markets, distributes, and sells products to solar industry customers within and outside of the Territory.

C.Supplier now wishes to sell, and Customer now wishes to purchase, photovoltaic power generation modules as set out and described in this Agreement, and each case subject to all of the terms and conditions as set out in this Agreement.

AGREEMENT

In consideration of the forgoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Defined Terms. Capitalized terms used but not defined in this Agreement have the meanings given to them in the Separation Agreement. As used in this Agreement, the following terms have the meanings given to them below:

“2020 Supply Agreement” means that certain Supply Agreement by and between Supplier and Customer with the Effective Date of August 26, 2020.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 11(b)(iii).

“Claim” has the meaning as set out in Section 11(g).

“Confidential Information” means any information or materials that a Party (or its representatives) discloses to the other Party (or its representatives) in connection with this Agreement and designated by the disclosing Party as confidential or proprietary at the time of disclosure, and any other information or materials disclosed by a Party (or its representatives) to the other Party (or its representatives) in connection with this Agreement that should reasonably be understood to be confidential by the recipient at the time of the disclosure, including, without limitation, the Product Specifications and pricing.

“Customer” has the meaning set forth in the Preamble.

“Damages” has the meaning set forth in Section 10(b)(i).

“Delay LDs” has the meaning as set forth in Section 4(b).

“Disclosing Party” has the meaning set forth in Section 9(a).

“Dispute” has the meaning set forth in Section 10(a).

“Effective Date” has the meaning set forth in the Preamble.

“First Amendment to 2020 Supply Agreement” means that certain First Amendment to Supply Agreement by and between Supplier and Customer with the Effective Date of February 25, 2021.

“Force Majeure Event” has the meaning set forth in Section 11(c).

“Good Industry Practice” means using the standards, practices, methods and procedures, and exercising the degree of skill, care, diligence, prudence and foresight that would be expected to be used and observed by a skilled and experienced market leading distributor and supplier of products used in the solar industry engaged in carrying out activities the same or similar to the supply of the Products under the same or similar circumstances as those contemplated in the Agreement at the time such activities were performed. Good Industry Practices are not the optimum practices, methods, techniques, standards and acts to the exclusion of others, but rather refer to those practices, methods, techniques, standards and acts that are generally accepted or approved by a significant portion of the industry in the relevant region, during the relevant time period, as described in the immediately preceding sentence.

“Governmental Authority” means any governmental, regulatory or administrative authority, instrumentality, board, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body of the United States, Singapore, or any other applicable jurisdiction.

“Grace Period” means the date that is 7 calendar days after the date of delivery as set out in a Purchase Order.

“Law” means any law, statute, code, ordinance, rule, regulation, or other requirement of any Governmental Authority.

“MLPE” has the meaning set forth in Section 2(d).

“Negative Product Change” has the meaning set forth in Section 2(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Product Collaboration Agreement” means that certain Product Collaboration Agreement, dated August 26, 2020, and entered into between Customer and Supplier in connection with the transactions contemplated by the Separation Agreement.

“Product Specifications” means the specifications, attributes, and standards as described on product datasheets attached to Exhibit A and as may be amended from time to time in accordance with Section 2(b).

“Product Warranty” has the meaning set forth in Section 7(a).

“Products” has the meaning set forth in Section 2(a).

“Receiving Party” has the meaning set forth in Section 9(a).

“Residential Market Segment” means, subject to the Segment Exclusions, all applications where solar panels are procured for use in the Territory for installation at a residence.

“Restricted Dealers” has the meaning set forth in Section 3(e).

“Sales Employee” means any employee of either Party, or an Affiliate of either Party, who: (a) has had direct contact with any of that Party’s residential or commercial third party dealers in the course of his or her employment, or who otherwise has access to confidential dealer lists and information, or (b) has had direct contact in the course of his or her employment with any of that Party’s customers in a sales role, or who otherwise has access to confidential dealer or customer lists.

“Segment Exclusions” means: (i) off-grid solar panel applications that do not use residential-scale solar panels or are not installed at a residence, such as microgrid and remote applications, (ii) portable or mobile solar panel applications of less than 170 W, including applications where solar cells are integrated into consumer products, (iii) power plant, front-of-the-meter applications where generated electricity will be sold to a utility or another off-taker that intends to resell the electricity (other than community solar applications), (iv) integrated flex solar panels, (v) solar panels of a specialty size or shape and (vi) any other unique category of solar panel that is not included in Customer’s business lines as of the Effective Date.

“Separation Agreement” means that certain Separation and Distribution Agreement by and between Customer and Supplier dated November 8, 2019.

“Supplier” has the meaning set forth in the Preamble.

“Term” has the meaning set forth in Section 8(a).

“Territory” means Canada and the United States, but excluding the following non-state territories and possessions of the United States: Puerto Rico, American Samoa, Guam, Northern Mariana Islands and U.S. Virgin Islands.

“Third Party” means any person other than Supplier, Customer and their respective Affiliates.

2.    Purchase and Supply of Products.

(a)    Products. During the Term, and subject to the other terms and conditions in this Agreement, this Agreement governs the supply and purchase of the products listed on Exhibit A (collectively, the “Products”). Subject to the terms and conditions contained in the Product Collaboration Agreement, the Parties may agree in writing to amend or supplement the list of products in Exhibit A, or to add or remove products. Except as expressly set out in this Agreement, all purchases and sales of any Product shall be on a non-exclusive basis.

(b)    Product Specifications; Changes. The Product Specifications for each Product are attached to Exhibit A. Supplier must notify Customer of changes to any existing Product that materially impact (i) the performance or reliability of that Product, (ii) the compatibility of that Product with other products customarily used in conjunction with that Product, or (iii) whether or not that Product meets the requirements of any certification or other standard specified in the applicable Product Specifications, as well as changes to any key component (a component that, if changed, would impact the form, fit or function of any Product) used to manufacture any Product (any such change that materially decreases or negatively impacts the factors described in clause (i), (ii) or (iii), a “Negative Product Change”), at least six months before such changes take effect. In addition, all engineering, process and test changes must comply with the requirements of Exhibit D. Notwithstanding the foregoing, Supplier may not make a material change, including any Negative Product Change to any Product purchased pursuant to this Agreement without Customer’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)    Quality Control. Supplier will use Good Industry Practice in connection with the manufacture of the Products and such other quality control standards as Supplier may elect to apply consistent with the quality control standards Supplier uses for Products it manufactures for its own account, so long as such quality control standards are in compliance with Exhibit D, applicable Law and any certification or other standard specified in the applicable Product Specifications.

(d)    Module-Level Power Electronics. During the Term, Customer may order and purchase, and Supplier will supply, Products that include module-level power electronics to the extent set forth in the Product Specifications (the “MLPEs”). Supplier will provide a weekly six-month rolling forecast to Customer with respect to the anticipated consumption of MLPEs and, based on such forecasts, (i) Customer will place purchase orders to the manufacturer of all microinverters, and (ii) unless otherwise agreed by the Parties in writing, Supplier will place purchase orders to the manufacturer of all other MLPEs, including module-level shut-down devices. Each MLPE will be purchased by the Party responsible for its procurement pursuant to one or more agreements between that Party and the manufacturer of the MLPE. Following delivery of the MLPEs to Supplier, Supplier will be responsible for attaching the MLPEs to the Products before delivery to Customer. The charges and costs to Customer in connection with Supplier’s MLPE procurement (other than with respect to microinverters) and attachment, as well as a further description of the procurement process for MLPEs, are set forth in Exhibit E. Supplier warrants that it will attach the MLPEs to the Products in accordance with the manufacturer’s instructions using Good Industry Practice; however, Supplier does not provide any warranties, explicit or implicit, related to the MLPEs themselves, and expressly disclaims all such warranties, including any warranty regarding the materials used to manufacture the MLPEs, the design or workmanship of the MLPEs, whether or not the MLPEs conform to any specifications, or fitness of the MLPEs for a particular purpose. Instead, Customer will have rights against the manufacturer of any MLPE pursuant to the warranty provided by that manufacturer.

3.    Restrictive Covenants.

(a)    Non-Solicitation. As an inducement for the Parties to enter into this Agreement, and as additional consideration for the representations, warranties, covenants, and agreements herein, the Parties agree that, during the Term, neither Party will, and each will cause its Affiliates not to, directly or indirectly, solicit to hire any Sales Employee or otherwise induce any such Sales Employee to terminate his or her employment with the other Party or its Affiliates; provided, however, that nothing herein will restrict or preclude either Party or its Affiliates from making generalized solicitations for employees by use of advertisements in the media (including trade media), via the Internet, or by engaging search firms to engage in solicitations, in each case, that are not targeted or focused on employees of the other Party or its Affiliates.

(b)    Non-Circumvention. During the Term, and for a period of one year following the conclusion of any exclusivity period as set out in Section 3(c) and 3(d), Supplier will not, and will cause its Affiliates not to, directly or indirectly, attempt to circumvent Customer by contacting or entering into any discussions or contractual arrangements to sell Products to residential dealers provided such dealers have purchased modules for residential use from Customer within the past six (6) calendar months of the Effective Date. Notwithstanding the foregoing: (i) Within 14 calendar days of the Effective Date, Customer will provide its list of dealers that are in existing supply arrangements with Customer; (ii) Customer will update this list every six months from the Effective Date and at the conclusion of any relevant exclusivity period, and; (iii) Supplier shall have reasonable audit rights in connection with such list.

(c)    M-Series Exclusivity. In exchange for the commitments made by Customer in this Agreement, Supplier agrees that it shall not (directly or indirectly) sell M-Series Products to any third party for use within the Residential Market Segment within the Territory until December 31, 2022. In the event that Customer satisfies the conditions set forth in Exhibit B, then Supplier agrees that it shall not (directly or indirectly) sell M-Series Products to any third party for use within the Residential Market Segment within the Territory until October 13, 2023.

(d)    X-Series Exclusivity. In exchange for the commitments made by Customer in this Agreement and the payment by Customer described in Exhibit B, Supplier agrees that it shall not (directly or indirectly) sell X-Series Products to any third party for use within the Residential Market Segment within the Territory until December 31, 2022.

(e)    All other rights reserved. Except as expressly set forth in this Section 3, Supplier may market and sell, and Customer may purchase, any photovoltaic power generation device (including any Product) to or from any other third party.

4.    Volume Commitments.

(a)    Agreed Quarterly Volume Commitments.

(i)    Subject to the terms and conditions of this Agreement, Customer agrees to purchase from Supplier, and Supplier agrees to sell and supply to Customer, the Products in the quantities as set forth in Exhibit B.

(ii)    Monthly Purchase Order Submission. On or prior to the 5th day of each relevant month of the Term, Customer shall submit a Purchase Order specifying the Products to be delivered three months thereafter. By way of example, on or before March 5, 2022, Customer shall submit a Purchase Order to Supplier for the supply of Products to be delivered in June, 2022. After submission of such Purchase Order, within five business days Supplier shall either accept the Purchase Order or, alternatively, request changes. If any change is requested, Customer shall respond to such change request within five business days. Purchase Orders are binding when accepted by both Parties in writing. Notwithstanding any provision to the contrary, Customer shall issue Purchase Orders specifying deliveries for March through May 2022 shall be submitted to Supplier by not later than February 21, 2022.

(iii)    The Parties shall work in good faith to accommodate reasonable changes requested in connection with any accepted Purchase Order. Notwithstanding the foregoing, only changes to Purchase Orders accepted in writing shall be binding.

(b)    Delays by Supplier. In the event Supplier fails to deliver Products on the dates as set out in a Purchase Order as such dates may be amended from time to time in accordance with this Agreement, and to the extent such failure is not caused by Customer or by a Force Majeure Event, then Supplier shall pay to Customer the sum equal to [***]% of the value of the late Products for each calendar day beyond the Grace Period (the “Delay LDs”). Notwithstanding any provision to the contrary:

(i)    Delay LDs are Customer’s sole remedy (and Supplier’s sole liability) arising out of or in connection with delays to delivery of any Product hereunder;

(ii)    In no event shall Delay LDs attributable to the delivery of any Product exceed the amount equal to five percent (5%) of the total price payable for such Product;

(iii)    It is expressly agreed that the amounts as set out in this Section are a reasonable estimation of damages accruing to Customer in the event of delays caused by Supplier and are not penalties.

(c)    Purchase of Non-Conforming Non-Fungible Product. The Parties agree and understand that certain Product is customized for Customer. Such Product may not conform to specifications but still has economic value. The Parties shall, on a monthly basis and in good faith, meet to discuss and agree upon the appropriate sales and pricing for such Product. Such non-conforming Product, if purchased, shall not be included within volume requirements as set out in this Agreement.

(d)    Mandatory Bin Orders. Notwithstanding any provision to the contrary, Customer is obligated to purchase Products that cover all power bins within a Planning Family (L5) in the same proportions as production.

5.    Pricing and Payment.

(a)    2022 Pricing. For each Product delivered under this Agreement during the calendar year 2022, Customer shall pay to Supplier the pricing as set out in the corresponding table in Exhibit C.

(b)    2023 Pricing. For each Product delivered during the calendar year 2023, Customer shall pay to Supplier the pricing as set out in Exhibit C.

(c)    Prices exclude Taxes. Except for the payment of tariffs, import and export duties, and any anti-dumping or countervailing fees, penalties or duties, all pricing excludes (and Supplier shall not be liable for) the costs of any taxes imposed by the United States of America, the State of California, and any agency or instrumentality thereof, except as such taxes arise out of the income of any Party.

(d)    Payment Terms. For any month in which Supplier has delivered any Product to Customer, Supplier will submit an invoice to Customer. Unless the Parties otherwise agree in writing, payment of all undisputed amounts owed pursuant to any invoice will be due either (i) in full at least three days prior to the scheduled shipment date for any volumes of Products delivered during March 2022 until such time as Maxeon is able to factor or assign invoices to a Third Party, and otherwise; (ii) within 45 calendar days after the related Products have been delivered to Customer. Notwithstanding the foregoing, in the event Customer withdraws consent to an assignment of invoice (factoring), payment must be made three days prior to the scheduled shipment date of any Products until Supplier has established a factoring relationship with a Third Party.

(e)    Payments Generally. Unless the Parties otherwise agree in writing, all payments will be made, without setoff, by wire transfer of immediately available funds to the account designated by the payee. All payments will be made in U.S. dollars. Payments that are past due by more than seven days will bear interest from the date due at the rate of 1.5% per month, subject to the maximum rate permitted by applicable Law.

6.    Delivery.

(a)    Shipping Terms.

(i)    Supplier will deliver the Products DAP (Incoterms® 2020) to Customer’s warehouse in Rialto, California, USA (or such other location as the Parties may otherwise agree in writing); provided, however, that Customer will be designated as the importer of record for U.S. customs purposes and, subject to Section 11 Customer will be responsible for all import taxes, customs duties and related tariffs assessed with respect to the Products by any U.S. taxing authority. Title to, and risk of loss for, the Products will pass to Customer as soon as Supplier delivers them to Customer.

(ii)    Notwithstanding the foregoing, Customer may invoice Supplier for Customer’s actual out-of-pocket costs incurred with respect to import taxes and customs duties assessed with respect to the Products (together with reasonable supporting documentation) and, within 45 days after receiving such invoice, Supplier will issue Customer a credit memo equal to the invoiced amount. Customer may apply any such credit memo to amounts payable by Customer (or any of its Affiliates) to Supplier (or any of its Affiliates) under this Agreement or otherwise.

(iii)    Notwithstanding the foregoing, Customer will only be responsible with respect to tariffs (and the rates thereof) that (A) are in effect on the Effective Date and (B) are not characterized as so-called anti-dumping duties or countervailing duties, and if any Law is adopted or takes effect, any interpretation of any Law is announced or modified, or any rules, regulations or guidelines (whether or not having the force of Law) are adopted or take effect, which, in the case of any of the foregoing (or combination thereof), would impose, modify or deem applicable any additional tariff or similar fee (or the rate thereof) with respect to the Products (other than any so-called anti-dumping duties or countervailing duties), and the result is to increase the costs associated therewith, then any such increased costs will be the responsibility of Supplier. Customer may invoice Supplier for any such increased costs (together with reasonable supporting documentation) and, within 45 days after receiving such invoice, Supplier will issue Customer a credit memo equal to the invoiced amount. Customer may apply any such credit memo to amounts payable by Customer (or any of its Affiliates) to Supplier (or any of its Affiliates) under this Agreement or otherwise.

(b)    Early Deliveries. Supplier may deliver Products up to fourteen calendar days before the specified date of delivery of such Products as set out in the relevant Purchase Order.

7.    Product Warranties.

(a)    Product Warranty. Except as provided in Section 2(d) with respect to any MLPEs, Supplier’s warranty obligations with respect to each Product are described in the Limited Product and Power Warranty that corresponds to each Product and is attached as Exhibit D (the “Product Warranty”). Except for non-conforming non-fungible Product sold to Customer pursuant to Section 4(c), the Product Warranty shall apply to Products supplied under this Agreement and Supplier represents and warrants to Customer that the Products (i) will be new (when first delivered), (ii) will be free from defects in materials and workmanship, and (iii) when delivered shall conform to the Product Specifications. Modifications or additions to the Product Warranty or Supplier’s warranty obligations will become binding only following the execution of a written amendment to this Agreement signed by both Parties. Unless the Parties otherwise agree, all claims filed in connection with any Product Warranty are subject to and governed by such Product Warranty.

(b)    DISCLAIMER. EXCEPT FOR THE PRODUCT WARRANTY, TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, SUPPLIER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS.

8.    Term and Termination.

(a)    Term. The term of this Agreement will commence on the Effective Date and, unless terminated earlier as provided below, will remain in effect until December 31, 2023 (the “Term”), unless the Parties agree in writing to extend the Term or the duration of any obligations described herein.

(b)    Termination. This Agreement may be terminated before its scheduled expiration date, as follows:

(i)    Either Party may terminate this Agreement, effective upon written notice to the other Party, if: (A) such other Party fails to observe or perform any of its obligations in this Agreement and such failure has continued for 30 or more days after such Party receives written notice from the other Party specifying the nature of the alleged breach; (B) any representation or warranty made by such other Party in this Agreement is shown to be inaccurate in any material respect; (C) such other Party voluntarily commences any proceeding or files a petition seeking liquidation, reorganization or other relief under any bankruptcy, receivership or similar Law; (D) an involuntary proceeding is commenced or petition is filed against such other Party seeking liquidation, reorganization or other relief in respect of such Party under any bankruptcy, receivership or similar Law, and such proceeding or petition is not dismissed within 60 days after first initiated; or (E) such other Party has suffered a Force Majeure Event that affects its performance of any material obligation hereunder, and such event has not been alleviated to the reasonable satisfaction of the other Party within 120 days after notice thereof has been delivered in accordance with Section 11(c).

(c)    Effects of Termination. Upon the expiration or termination of this Agreement, without further notice, duly accepted Purchase Orders for the purchase of Products that are scheduled to be shipped after the effective date of expiration or termination will be continue until completed.

(d)    Survival. The terms of Sections 2(d) (with respect to the warranty for MLPEs), 3(b), 4, 5, 6, 7, 9, 10, 11 and this Section 8(d) (each to the extent applicable after the Term), will survive the expiration or termination of this Agreement for any reason. Termination or expiration of this Agreement will not affect any rights or obligations that may have accrued to either Party prior to the effective date thereof.

9.    Confidentiality.

(a)    Confidentiality. The Party that receives any Confidential Information (the “Receiving Party”) of the other Party (the “Disclosing Party”) shall keep all such Confidential Information in Receiving Party’s possession or reasonable control confidential and shall not disclose any such Confidential Information to any third party without the prior written consent of the Disclosing Party, other than the Receiving Party’s representatives who have a business need-to-know such Confidential Information in connection with performing the Receiving Party’s obligations under this Agreement. The Receiving Party shall exercise at least the same degree of care to safeguard the confidentiality of the Disclosing Party’s Confidential Information as it does to safeguard its own proprietary or confidential information, but not less than a reasonable degree of care. The Receiving Party shall ensure, by instruction, contract, or otherwise with its representatives that such representatives comply with the provisions of this Section 9(a). The Receiving Party shall promptly notify the Disclosing Party in the event that the Receiving Party learns of any unauthorized use or disclosure of such Confidential Information by it or its representatives, and shall promptly take all actions necessary to correct and prevent such use or disclosure.

(b)    Exclusions. The confidentiality obligations in Section 9(a) shall not apply to any Confidential Information which: (i) is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party); (ii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party which was breached by the disclosure; (iii) has been or is hereafter independently acquired or developed by the Receiving Party without reference to such confidential Information and without otherwise violating any confidentiality agreement with, or other obligation of secrecy to, the Disclosing Party; or (iv) was in the possession of the Receiving Party at the time of disclosure by the Disclosing Party without restriction as to confidentiality.

(c)    Authorized Disclosure. Notwithstanding the foregoing, neither Receiving Party (nor their representatives, as applicable) will be precluded from disclosing Confidential Information of the Disclosing Party to the extent the Receiving Party is required to do so in response to a valid order by a Governmental Authority, or to the extent it reasonably believes, on the basis of advice from outside counsel, that it is required to disclose such Confidential Information by Law, or to the extent necessary to establish its rights under this Agreement; provided, however, that, in the event a Receiving Party believes it is so required to disclose another the Disclosing Party’s Confidential Information, it will promptly provide written notice of such requirement so that the Disclosing Party may seek an appropriate order or other action as it deems appropriate to prevent or limit such disclosure, and the Receiving Party required to make the disclosure will use its reasonable efforts to preserve the confidentiality of the Disclosing Party’s Confidential Information, including by cooperating with the Disclosing Party to obtain an appropriate order or other reliable assurance of confidential treatment. In any event, the Receiving Party required to make the disclosure may disclose only that portion of the Disclosing Party’s Confidential Information that is legally required to be disclosed. Notwithstanding the foregoing, if any Party (or an Affiliate of such Party) is required to include a copy of this Agreement as an exhibit to any current or periodic report filed with the U.S. Securities and Exchange Commission, such Party (or its Affiliate) may make such filing without the prior written consent of any other Party as long as it seeks (or causes its Affiliate to seek) confidential treatment of any portions of this Agreement that, in the opinion of such filing Party, contain confidential or competitively sensitive information, regardless of whether such treatment is obtained.

10.    Disputes and Indemnification.

(a)    Dispute Resolution.

(i)    The Parties will seek to settle any dispute, controversy or claim (“Dispute”) relating to this Agreement through good faith negotiations. If the Parties fail to resolve any such Dispute through good faith negotiations within 30 calendar days after one Party notifies the other Party thereof, such Dispute will be settled through arbitration in accordance with the International Dispute Resolution Procedures of the International Centre for Dispute Resolution (ICDR). The arbitration award shall be final and binding on the Parties. The place and seat of arbitration shall be San Francisco, California, USA or such other location as the Parties may mutually agree upon. The arbitration proceedings shall be conducted in English by a panel of three arbitrators who are fluent in the English language. Each Party will have the authority to nominate one arbitrator in accordance with the ICDR rules. Following confirmation of the two Party-nominated arbitrators, the arbitrators shall select a third neutral arbitrator to serve as the presiding arbitrator.

(ii)    Notwithstanding the foregoing, if either Party believes the other Party has breached its obligations in Section 3 or 9, then, in addition to any and all other rights and remedies available to such Party, it will be entitled to obtain from the arbitrators and from any court of competent jurisdiction interim or provisional injunctive or other equitable relief. A Party’s application to a court for interim or provisional injunctive or other equitable relief will not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(b)    Mutual Indemnification.

(i)    Supplier shall indemnify, defend and hold harmless Customer, its Affiliates and its and their respective directors, officers, employees, agents and other representatives from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorney’s fees) (collectively “Damages”) brought or maintained by any Third Party arising out of (A) the breach by Supplier of any representation, warranty, covenant or agreement made by Supplier in this Agreement, (B) Supplier’s tortious acts or omissions, or (C) Supplier’s violation of applicable Law or the requirements of any Governmental Authority.

(ii)    Customer shall indemnify, defend and hold harmless Supplier, its Affiliates and its and their respective directors, officers, employees, agents and other representatives from and against any and all damages, liabilities, claims, costs, charges, judgments and expenses (including reasonable attorney’s fees) (collectively “Damages”) brought or maintained by any Third Party arising out of (1) the breach by Customer of any representation, warranty, covenant or agreement made by Customer in this Agreement, (2) Customer’s tortious acts or omissions, or (3) Customer’s violation of applicable Law or the requirements of any Governmental Authority.

(iii)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY TO THIS AGREEMENT WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING FROM, OR ATTRIBUTABLE TO, THIS AGREEMENT OR THAT PARTY’S PERFORMANCE HEREUNDER, WHETHER ARISING IN CONTRACT, TORT, BY OPERATION OF LAW, OR OTHERWISE, EVEN IF THAT PARTY HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

(c)    Limitation of Liability. Notwithstanding any other provision of this Agreement, each Party’s maximum aggregate liability to the other Party for all Damages arising out of or in connection with this Agreement, whether arising in contract, tort (including negligence whether active or passive), warranty, strict liability or otherwise shall in no event exceed the amount equal to [***] percent of the prices attributable to all Products sold under this Agreement as set out in Exhibit B; provided, however, that the foregoing limitation of liability shall not be applicable to, and shall in no way limit, Supplier’s Third Party indemnity obligations.

(d)    Insurance. Supplier and Customer will maintain insurance throughout the Term with financially sound and reputable carriers in such amounts and against such risks (including general liability) and such other hazards as is customarily maintained by companies engaged in the same or similar businesses. Supplier will cause Customer and its Affiliates to be named as additional insureds, as their interests appear, on all of Supplier’s general liability policies. Upon request, Supplier will furnish Customer with a certificate of insurance evidencing such insurance coverage, and such other information in reasonable detail as to the insurance so maintained. All insurance required of Supplier will be primary and non-contributory over any insurance or self-insurance program maintained by Customer. Supplier waives, and any required insurance policy must contain a waiver of, subrogation rights against Customer and its Affiliates. Supplier will not be deemed to be relieved of any liability or responsibility hereunder because of the fact that it maintains (or does not maintain) insurance.

11.    Miscellaneous.

(a)    Governing Law. This Agreement, and any Disputes arising out of or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of California, excluding its rules governing conflicts of Laws. The U.N. Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

(b)    Compliance with Laws and Compliance Audits.

(i)    Each Party agrees at all times to strictly comply with all applicable Laws, now or hereafter in effect, relating to its performance under this Agreement. Each Party further agrees to make, obtain, and maintain in force at all times during the Term, all filings, registrations, reports, licenses, permits, and authorizations required under applicable Law.

(ii)    Each Party hereby acknowledges and agrees that the Products, as well as the Confidential Information, are subject to export controls under the Laws of the United States, including the Export Administration Regulations, 15 C.F.R. Parts 730-774. In the exercise of its rights, and the performance of its obligations under this Agreement, each Party agrees to strictly comply with all such export control Laws, and will not export, re-export, transfer, divert, or disclose any Products or Confidential Information, or any direct product thereof, to any destination, end-use, or end-user restricted or prohibited under export controls Laws. In addition to the foregoing, each Party acknowledges that it is bound by and will comply with Customer’s export compliance policies and procedures as communicated to Supplier from time to time and has may be supplemented, amended, or updated from time to time.

(iii)    Each Party agrees to strictly comply with all applicable foreign or domestic anti-corruption and anti-bribery Laws, as in effect from time to time, including, but not limited to, the United States Foreign Corrupt Practices Act 1977, the UK Bribery Act 2010, and any Laws intended to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (collectively, “Anti-Corruption Laws”). Without limiting the generality of the foregoing, each Party agrees not to make, authorize, offer, or promise to make or give any money or any other thing of value, directly or indirectly, to any current or former government official or employee (including employees of a state-owned or controlled enterprise of public international organization), candidate for political office, or an official of a political party, or any employee, director or consultant of a non-government client or potential client, for the purpose of securing any improper or unfair advantage or obtaining or retaining business in connection with the activities contemplated hereunder. Each Party agrees to immediately notify the other of any request that it receives to take any action that might constitute, or be construed as, a violation of the Anti-Corruption Laws.

(iv)    Each Party further agrees to keep and maintain accurate books and records, in sufficient detail, to demonstrate compliance with this Agreement, including all Anti-Corruption Laws. Each Party will keep such records for a period of time as determined by its normal document retention policies, but in any event not less than three years after the date of the transaction to which those records relate, or longer if required by Law. Upon at least 30 days’ notice and no more frequently than once per year, each Party will (A) furnish the other Party with copies of reasonably requested books and records and (B) permit the other Party (and its representatives) to examine and audit all of such Party’s books and records relating to its activities under this Agreement, in each case, only to the extent necessary for the other Party to verify such Party’s compliance with this Agreement and subject to restrictions implemented in good faith to (I) ensure compliance with applicable Law, (II) preserve any applicable privilege (including the attorney-client privilege), or (III) comply with any applicable contractual confidentiality obligations; provided, however, that if a Party is in breach of any of its representations, warranties, agreements, or covenants in this Agreement (or the first Party has a reasonable basis to assert any such breach), then any such examination and audit will be permitted upon at least 24 hours’ notice and, if a breach is confirmed, the costs and expenses of the examination and audit will be the responsibility of the breaching Party.

(c)    Force Majeure. Notwithstanding anything to the contrary in this Agreement, neither Party will be liable for any Damage or delay suffered by the other Party due to any inability to perform any obligation hereunder, and neither Party will be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or provision of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, without limitation, as a result of Acts of God, fire, flood, storm, earthquake, explosion, epidemic, delays in transportation, shortages of trucks or vessels, shortages of fuel, shortages of raw materials, environmental catastrophe, embargo, war, acts of war (whether war be declared or not), acts of terrorism, insurrection, riot, civil commotion, or acts, omissions or delays in acting by any governmental authority (including legislative, administrative, judicial, police or any other official governmental acts) (each, a “Force Majeure Event”). For the avoidance of doubt, delays in Supplier’s receipt of MLPEs, to the extent such delays impact the ability of Supplier to timely perform MLPE attachment services, timely supply the required volumes of any Product, or timely deliver any Product, will be deemed to constitute a Force Majeure Event that affects the Supplier. In the case of any delay or failure that a Party anticipates will cause an excusable delay hereunder, such Party will inform the other Party in writing of the anticipated effect of such delay within five days of becoming aware of it, which notice must include a reasonably detailed description of the steps that the notifying Party is taking to alleviate the problem.

(d)    Change in Law. Except for a change to any tariff, duty, or any anti-dumping or countervailing fee, fine or levy, in the event any Law is changed after the Effective Date within the Territory, the Parties shall meet and discuss equitable adjustments to the delivery schedule with respect to any Product and adjustments to price as applicable. In the event the Parties fail to reach a mutually agreeable adjustment to price, schedule or both, Supplier may terminate the delivery of any undelivered Products and all exclusivity obligations (if any) shall immediately terminate.

(e)    General Provisions.

(i)    Customer shall permit the assignment of any invoice (in whole or in part) to a third party (factoring) and shall execute notices of consent and other documentation reasonably necessary to permit such assignment. Except as set out in this Section, neither Party has the right or power to assign any of its rights, or delegate the performance of any of its duties, under this Agreement without the prior written authorization of the other Party, which authorization will not be unreasonably withheld, conditioned or delayed.

(ii)    The failure of either Party to assert any of its rights under this Agreement shall not be deemed to constitute a waiver of that Party’s right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(iii)    The subject headings of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

(iv)    In the event that any provision hereof is found invalid or unenforceable pursuant to a final judicial decree or decision (or arbitration award), the remainder of this Agreement will remain valid and enforceable according to its terms. In the event of such partial invalidity, the Parties shall seek in good faith to agree on replacing any such legally invalid provision with a provision that, in effect, will most nearly and fairly approach the effect of the invalid provision.

(v)    This Agreement is written in English. The Parties may translate this Agreement into any other language and execute counterparts thereof as so translated but, in any and all events, the English language version of this Agreement, as executed by the Parties, will be the controlling version of this Agreement and will prevail for all purposes.

(vi)    This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by fax or other electronic means will have the same force and effect as a manual signature delivered in person.

(vii)    Except for Purchase Orders, changes to such Purchase Orders and other commercial communications, which may be sent by e-mail, fax or such other means as the Parties may agree, all notices and other communications required or permitted under this Agreement must be in writing and delivered in person or dispatched by a nationally recognized overnight courier service to the applicable Party at the address specified for such Party in the Separation Agreement. Notices will be deemed duly given upon receipt by the receiving Party or upon such Party’s refusal to accept delivery.

(viii)    This Agreement, together with the Exhibits hereto and the documents delivered hereunder, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or oral, relating to the same subject matter, including the 2020 Supply Agreement and the First Amendment to Supply Agreement. No modification, amendments or supplements to this Agreement shall be effective for any purpose unless in writing and signed by each Party. Approvals or consents hereunder of a Party shall also be in writing.

(ix)    For purposes of this Agreement, the Parties will be and remain independent contractors (and, in certain respects, active competitors), and this Agreement will not be construed as establishing a general agency, employment, partnership, joint venture, coalition, alliance or any other similar relationship between the Parties with regards to the relationship created by this Agreement. In accordance with this Agreement, neither Party will have the authority to make any statements, representations or commitments of any kind (whether express or implied) regarding the subject matter of this Agreement, or to take any action, which would be binding on any other Party or create any liability or obligation on behalf of any other Party regarding the subject matter of this Agreement, without the prior written authorization of such other Party to do so. Neither Party will have the right to direct or control the employees of any other Party. Neither Party will be liable for the debts, obligations or other liabilities of any other Party or of any of its agents, employees or contractors, including any costs for salaries, benefits or taxes.

(x)    The Parties hereby acknowledge and agree that references to any supply agreement contained in the Product Collaboration Agreement or Separation Agreement shall be deemed to refer to this Agreement (as it may be further amended from time to time in accordance with the terms hereof).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives to be effective as of the Effective Date.

Customer

SUNPOWER CORPORATION

By:	/S/ PETER FARICY
Name:	Peter Faricy
Title:	President and Chief Executive Officer

Supplier

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/S/ JEFFREY WATERS
Name:	Jeffrey W. Waters
Title:	Chief Executive Officer

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